Pricing Supplement No.  0014      Dated  05/01/2001             Rule 424(b)(2)
                                                            File No. 333-55650
(To Prospectus dated February 23, 2001 and
Prospectus Supplement dated March 1, 2001)

                  This Pricing Supplement consists of 1 page(s)

SALOMON SMITH BARNEY HOLDINGS INC.
Medium-Term Notes, Series K (Registered Notes)
Due Nine Months or More from the Date of Issue

Principal Amount or Face Amount:              $76,000,000.00
Issue Price:                                  100.00%
Proceeds to Company on original issuance:     $75,867,000.00
Commission:                                   $133,000.00
Salomon Smith Barney Inc.'s capacity
  on original issuance:  |x| As Agent    | |  As principal

If as principal
       | | The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price % of Principal Amount or Face Amount.

Form of Note:                |x| Global  | | Definitive
Original Issue Date:         05/01/2001
Stated Maturity:             05/02/2003
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:      The 2nd of every February, May, August, November.
First Interest Payment Date: August 2, 2001.
Accrue to Pay:               |X| Yes  | | No
Indexed Principal Note:      | |  Yes (See Attached)   |X|  No
Type of Interest on Note:    | | Fixed Rate  |X| Floating Rate  | | Indexed Rate
                                                                 (See Attached)
Interest Rate (Fixed Rate Notes):
Initial Interest Rate (Floating Rate Notes):
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           |x| LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    | | Prime Rate
           | | J.J. Kenny Rate                    | | Euribor
           | | Eleventh District Cost of Funds    | | Other
Calculation Agent (If other than Citibank):   | | Salomon Smith Barney Inc.
                                              | | Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
                          |X| Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:        Quarterly.
Rate Determination Dates:    2 London days prior.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:              3-month Libor
Spread (+/-):                +18 basis points
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior
    to Stated Maturity:     | | Yes (See Attached)  |X| No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:   | |  Yes  (See Attached)   |X|  No

Renewable Note: | | Yes (see attached)  |x| No
Optional Extension of Maturity: | | Yes (see attached)  |x| No

Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part

Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:

Discount Note:   | |  Yes   |x|  No
        Total Amount of OID:
        Bond Yield to Call:
        Bond Yield to Maturity:
        Yield to Maturity:

Cusip:  79548EGS5